Exhibit 99.2

CSX
CORPORATION

CSX FLASH
QUARTERLY FINANCIAL REPORT

THIRD QUARTER 2006

CSX Announces Strong Third-Quarter Earnings

Surface Transportation Highlights:

•	Record third-quarter revenue and operating income

•	Volume growth of nearly two percent

Jacksonville, Florida (Oct. 17, 2006) – CSX Corporation [NYSE: CSX] today reported third quarter 2006 net earnings of $328 million, or 71 cents per share. Earnings in the quarter included a 17 cent per-share benefit from Hurricane Katrina insurance recoveries and the resolution of certain income tax matters. Excluding these items, earnings were 54 cents per share, up 50 percent from 36 cents per share reported in the same quarter of 2005. (See table below for reconciliation of all items to reported numbers.)

“Improved service, growing volumes and continued strong pricing drove our strong third quarter financial results,” said Michael Ward, chairman and CEO of CSX Corporation. “We continue to invest in strategic capacity and create opportunities for long-term growth.”

The company’s Surface Transportation businesses posted record third quarter revenues of $2.4 billion, a 14 percent increase from the third quarter last year. The increase was driven by improved pricing and volume growth. Yields increased 12 percent with improvements across all markets. Volumes grew nearly two percent, led by strength in agriculture, coal and intermodal volumes, which more than offset softness in phosphates and fertilizers, automotive and forest products.

These top-line improvements, combined with continued momentum in operations, generated record third quarter Surface Transportation operating income of $489 million, including the $15 million benefit from insurance recoveries. Excluding the insurance recoveries, operating income was $474 million, a 31 percent increase over the $361 million reported in the third quarter of 2005.

“We expect demand for rail and intermodal transportation services to remain strong,” said Ward. “With improved service on our extensive network, CSX is well positioned for the future.”

GAAP RECONCILIATION (Dollars in millions, except per share amounts)

CSX reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used to manage the company’s business that fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission may provide users of the financial information with additional meaningful comparisons to prior reported results.

	Third Quarter
	2006	2005
Surface Transportation Operating Income	$489	$361
Less Gain on Insurance Recoveries	(15)	-
Comparable Surface Transportation Operating Income	$474	$361

Earnings Per Share	$0.71	$0.36
Less Gain On Insurance Recoveries After Tax	(0.02)	-
Less Income Tax Benefits	(0.15)	-
Comparable Earnings Per Share	$0.54	$0.36

The accompanying

unaudited financial

information should be read in

conjunction with the

company’s most recent

Annual Report on Form

10-K, Quarterly Reports on

Form 10-Q, and any Current

Reports on Form 8-K.

	CSX CORPORATION	CONTACT:
Consolidated Financial Statements ...p.3 Surface Transportation Information....p.7 Other Information..............................p.12	500 Water Street 15th Floor, C900 Jacksonville, FL 32202 http://www.csx.com	INVESTOR RELATIONS David Baggs (904) 359-4812 MEDIA Garrick Francis (904) 359-1708

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Flash report available on the company’s Web site at www.csx.com and on Form 8-K with the Securities and Exchange Commission (SEC).

CSX executives will conduct a quarterly earnings conference call with the investment community on Oct. 18, 2006 at 8:30 a.m. ET. Investors, media and the public may listen to the conference call by dialing 888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 773-756-0199). Participants should dial in 10 minutes prior to the call.

A webcast of the live conference call will be available at www.csx.com in the Investors section. Following the earnings call, an internet replay of the presentation will be available. In addition, the replay will be available for download to a portable audio player or computer as an MP3 - or podcast - file. Both the replay and MP3 file can be found at www.csx.com in the Investors section and will be archived on the site for at least 30 days following the call for those unable to listen in real time.

###

This press release and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

CSX Corporation

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

		Quarters Ended			Nine Months Ended

		Sept. 29, 2006	Sept. 30, 2005	$ Change	Sept. 29, 2006	Sept. 30, 2005	$ Change

Surface	Revenue	$2,418	$2,125	$293	$7,170	$6,399	$771
Transportation	Expense
	Labor and Fringe	736	725	11	2,169	2,125	44
	Materials, Supplies and Other	478	455	23	1,409	1,368	41
	Depreciation	213	204	9	640	610	30
	Fuel	300	188	112	841	543	298
	Building and Equipment Rent	135	129	6	391	401	(10)
	Inland Transportation	63	54	9	181	170	11
	Conrail Rents, Fees and Services	19	9	10	59	48	11
	Gain on Insurance Recoveries (Note a)	(15)	-	(15)	(141)	-	(141)

	Total Expense	1,929	1,764	165	5,549	5,265	284

	Surface Transportation Operating Income	489	361	128	1,621	1,134	487

	Other Operating Income (Expense)	-	(8)	8	10	4	6

Consolidated	Consolidated Operating Income	489	353	136	1,631	1,138	493

	Other Income - Net	25	11	14	33	39	(6)
	Debt Repurchase Expense (Note b)	-	-	-	-	(192)	192
	Interest Expense	(97)	(100)	3	(293)	(324)	31

	Earnings From Continuing Operations Before Income Taxes	417	264	153	1,371	661	710

	Income Tax Expense (Note c)	(89)	(100)	11	(408)	(178)	(230)

	Earnings From Continuing Operations	328	164	164	963	483	480

	Discontinued Operations - Net of Tax (Note d)	-	-	-	-	425	(425)

	Net Earnings	$328	$164	$164	$963	$908	$55

Earnings Per Common Share	Earnings Per Share, Assuming Dilution:
	From Continuing Operations	$0.71	$0.36	$0.35	$2.07	$1.06	$1.01
	Discontinued Operations	-	-	-	-	0.94	(0.94)

	Net Earnings	$0.71	$0.36	$0.35	$2.07	$2.00	$0.07

	Average Diluted Common Shares Outstanding (Thousands)	465,641	456,846		466,737	454,748

	Cash Dividends Paid Per Common Share	$0.10	$0.05		$0.23	$0.15

All share and per share data has been retroactively restated to reflect the stock split.

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

CONSOLIDATED BALANCE SHEET

(Dollars in Millions)

		(Unaudited) Sept. 29, 2006	Dec. 30, 2005

Assets	Cash and Cash Equivalents	$388	$309
	Short-term Investments	272	293
	Accounts Receivable - Net	1,275	1,202
	Materials and Supplies	197	199
	Deferred Income Taxes	253	225
	Other Current Assets	153	144

	Total Current Assets	2,538	2,372

	Properties	27,306	26,538
	Accumulated Depreciation	(6,660)	(6,375)

	Properties - Net	20,646	20,163

	Investment in Conrail	612	603
	Affiliates and Other Companies	326	304
	Other Long-term Assets	750	790

	Total Assets	$24,872	$24,232

Liabilities and	Accounts Payable	$971	$954
Shareholders’ Equity	Labor and Fringe Benefits Payable	490	565
	Casualty, Environmental and Other Reserves	285	311
	Current Maturities of Long-term Debt	1,057	936
	Short-term Debt	13	1
	Income and Other Taxes Payable	119	102
	Other Current Liabilities	78	110

	Total Current Liabilities	3,013	2,979

	Casualty, Environmental and Other Reserves	657	653
	Long-term Debt	4,937	5,093
	Deferred Income Taxes	6,139	6,082
	Other Long-term Liabilities	1,483	1,471

	Total Liabilities	16,229	16,278

	Shareholders’ Equity:
	Common Stock $1 Par Value	435	436
	Other Capital	1,391	1,533
	Retained Earnings	7,125	6,262
	Accumulated Other Comprehensive Loss	(308)	(277)

	Total Shareholders’ Equity	8,643	7,954

	Total Liabilities and Shareholders’ Equity	$24,872	$24,232

Common Stock and Other Capital have been retroactively restated to reflect the stock split.

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

CONSOLIDATED CASH FLOW STATEMENT (Unaudited)

(Dollars in Millions)

		Nine Months Ended

		Sept. 29, 2006	Sept. 30, 2005

Operating Activities	Net Earnings	$963	$908
	Adjustments to Reconcile Net Earnings to Net Cash Provided:
	Depreciation	648	620
	Deferred Income Taxes	46	(132)
	Gain on Sale of International Terminals- Net of Tax (Note d)	-	(428)
	Gain on Insurance Recoveries (Note a)	(141)	-
	Insurance Proceeds	104	-
	Other Operating Activities	(63)	27
	Changes in Operating Assets and Liabilities:
	Accounts Receivable	(133)	(74)
	Other Current Assets	73	(37)
	Accounts Payable	51	62
	Income and Other Taxes Payable	(61)	(251)
	Other Current Liabilities	(120)	83

	Net Cash Provided by Operating Activities	1,367	778

Investing Activities	Property Additions	(1,204)	(726)
	Insurance Proceeds	130	-
	Net Proceeds from Sale of International Terminals	-	1,108
	Purchase of Minority Interest in International
	Terminals Subsidiary	-	(110)
	Purchase of Short-term Investments	(1,023)	(2,041)
	Proceeds from Sales of Short-term Investments	1,072	2,050
	Other Investing Activities	(9)	26

	Net Cash (Used In) Provided by Investing Activities	(1,034)	307

Financing Activities	Short-term Debt - Net	12	(98)
	Long-term Debt Issued	473	29
	Long-term Debt Repaid	(499)	(1,239)
	Dividends Paid	(101)	(65)
	Stock Options Exercised	237	62
	Shares Repurchased	(422)	-
	Other Financing Activities	46	(18)

	Net Cash Used In Financing Activities	(254)	(1,329)

Cash and Cash Equivalents	Net Increase (Decrease) in Cash and Cash Equivalents	79	(244)
	Cash and Cash Equivalents at Beginning of Period	309	522

	Cash and Cash Equivalents at End of Period	$388	$278

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Prior periods have been reclassified to conform to the current year presentation.

(a)	Gain on Insurance Recoveries:

In the third quarter of 2006, CSX recognized a gain of $15 million before tax, or $9 million after tax, on insurance recoveries from claims related to Hurricane Katrina. For the nine months of 2006 the gain was $141 million before tax, or $87 million after tax. The gain represents insurance recoveries related to property damage and lost profits. Additional gains are expected in future periods as more cash is collected.

(b)	Debt Repurchase Expense:

In the second quarter of 2005, CSX repurchased $1.0 billion of outstanding debt. CSX recognized $192 million of before-tax costs, or $123 million of after-tax costs, to repurchase the debt, which primarily reflects the increase in current market value above original issue value.

(c)	Income Tax:

•	In the third quarter of 2006, CSX recognized an income tax benefit of $69 million principally related to the resolution of the 1994 – 1996 federal income tax audits.

•	For the nine months of 2006, CSX recognized $110 million of income tax benefits, principally related to the resolution of certain tax matters.

•

In the second quarter of 2005, Ohio enacted legislation to gradually eliminate its corporate franchise tax. This legislative change resulted in an income tax benefit of $71 million associated with eliminating deferred income tax liabilities.

(d)	Discontinued Operations:

In the first quarter of 2005, CSX sold its International Terminals business for net cash proceeds of $998 million. As a result, CSX recognized earnings from discontinued operations of $425 million after tax, which includes $428 million of after tax gain on sale and a $3 million after tax first quarter 2005 loss on operations of the International Terminals business.

CSX Corporation

SURFACE TRANSPORTATION DETAIL (Unaudited)

(Dollars in Millions)

Quarters Ended September 29, 2006 and September 30, 2005

	Rail		Intermodal		Surface Transportation
	2006	2005	2006	2005	2006	2005	$ Change
Revenue	$2,054	$1,788	$364	$337	$2,418	$2,125	$293
Expense
Labor and Fringe	716	705	20	20	736	725	11
Materials, Supplies and Other	433	408	45	47	478	455	23
Depreciation	205	195	8	9	213	204	9
Fuel	300	188	-	-	300	188	112
Building and Equipment Rent	101	99	34	30	135	129	6
Inland Transportation	(119)	(109)	182	163	63	54	9
Conrail Rents, Fees and Services	19	9	-	-	19	9	10
Gain on Insurance Recoveries	(15)	-	-	-	(15)	-	(15)

Total Expense	1,640	1,495	289	269	1,929	1,764	165

Surface Transportation Operating Income	$414	$293	$75	$68	$489	$361	$128

Surface Transportation Operating Ratio	79.8%	83.6%	79.4%	79.8%	79.8%	83.0%

Other Operating Income					$-	$(8)

Consolidated Operating Income					$489	$353

Nine Months Ended September 29, 2006 and September 30, 2005

	Rail		Intermodal		Surface Transportation
	2006	2005	2006	2005	2006	2005	$ Change
Revenue	$6,116	$5,403	$1,054	$996	$7,170	$6,399	$771
Expense
Labor and Fringe	2,109	2,066	60	59	2,169	2,125	44
Materials, Supplies and Other	1,266	1,220	143	148	1,409	1,368	41
Depreciation	612	581	28	29	640	610	30
Fuel	841	543	-	-	841	543	298
Building and Equipment Rent	293	304	98	97	391	401	(10)
Inland Transportation	(346)	(318)	527	488	181	170	11
Conrail Rents, Fees and Services	59	48	-	-	59	48	11
Gain on Insurance Recoveries	(139)	-	(2)	-	(141)	-	(141)

Total Expense	4,695	4,444	854	821	5,549	5,265	284

Surface Transportation Operating Income	$1,421	$959	$200	$175	$1,621	$1,134	$487

Surface Transportation Operating Ratio	76.8%	82.3%	81.0%	82.4%	77.4%	82.3%

Other Operating Income					$10	$4

Consolidated Operating Income					$1,631	$1,138

CSX Corporation

SURFACE TRANSPORTATION VOLUME AND REVENUE (Unaudited)

Volume (Thousands); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended September 29, 2006, and September 30, 2005

	Volume			Revenue			Revenue Per Unit
	2006	2005	% Change	2006	2005	% Change	2006	2005	% Change
Chemicals	133	131	2%	$313	$269	16%	$2,353	$2,053	15%
Emerging Markets	133	132	1	150	135	11	1,128	1,023	10
Forest Products	100	107	(7)	200	177	13	2,000	1,654	21
Agricultural Products	102	88	16	176	133	32	1,725	1,511	14
Metals	91	88	3	176	142	24	1,934	1,614	20
Phosphates and Fertilizers	93	111	(16)	82	83	(1)	882	748	18
Food and Consumer	61	62	(2)	123	110	12	2,016	1,774	14
Total Merchandise	713	719	(1)	1,220	1,049	16	1,711	1,459	17

Coal	451	422	7	571	491	16	1,266	1,164	9
Coke and Iron Ore	24	20	20	31	21	48	1,292	1,050	23
Total Coal	475	442	7	602	512	18	1,267	1,158	9

Automotive	100	114	(12)	183	200	(9)	1,830	1,754	4

Other	-	-	-	49	27	81	-	-	-

Total Rail	1,288	1,275	1	2,054	1,788	15	1,595	1,402	14
International	338	328	3	158	141	12	467	430	9
Domestic	226	216	5	198	186	6	876	861	2
Other	-	-	-	8	10	(20)	-	-	-

Total Intermodal	564	544	4	364	337	8	645	619	4

Total Surface Transportation	1,852	1,819	2%	$2,418	$2,125	14%	$1,306	$1,168	12%

Nine Months Ended September 29, 2006, and September 30, 2005
	Volume			Revenue			Revenue Per Unit
	2006	2005	% Change	2006	2005	% Change	2006	2005	% Change
Chemicals	402	406	(1)%	$913	$815	12%	$2,271	$2,007	13%
Emerging Markets	401	383	5	442	389	14	1,102	1,016	9
Forest Products	309	333	(7)	585	534	10	1,893	1,604	18
Agricultural Products	294	267	10	497	403	23	1,690	1,509	12
Metals	280	273	3	513	420	22	1,832	1,538	19
Phosphates and Fertilizers	275	345	(20)	265	264	-	964	765	26
Food and Consumer	188	188	-	361	323	12	1,920	1,718	12
Total Merchandise	2,149	2,195	(2)	3,576	3,148	14	1,664	1,434	16

Coal	1,353	1,297	4	1,685	1,492	13	1,245	1,150	8
Coke and Iron Ore	68	62	10	89	67	33	1,309	1,081	21
Total Coal	1,421	1,359	5	1,774	1,559	14	1,248	1,147	9

Automotive	351	363	(3)	637	619	3	1,815	1,705	6

Other	-	-	-	129	77	68	-	-	-

Total Rail	3,921	3,917	-	6,116	5,403	13	1,560	1,379	13
International	966	964	-	438	407	8	453	422	7
Domestic	661	651	2	582	549	6	880	843	4
Other	-	-	-	34	40	(15)	-	-	-

Total Intermodal	1,627	1,615	1	1,054	996	6	648	617	5

Total Surface Transportation	5,548	5,532	-%	$7,170	$6,399	12%	$1,292	$1,157	12%

CSX Corporation

REVENUE

Rail Operating Revenue

Third quarter 2006 Surface Transportation revenue represents the 18th consecutive quarter of year-over-year revenue gains. Continued traffic re-pricing and the fuel surcharge program drove revenue-per-unit gains across all four major markets.

Merchandise

Chemicals – Revenue and revenue per unit improved due to strengths in plastics and liquid petroleum volume and a continued strong pricing environment.

Emerging Markets – Shipments of aggregates, which include rock and minerals, and both industrial and municipal waste rose, resulting in increased revenue. Housing and highway construction remained steady in many coastal markets that are still rebuilding from last year’s hurricanes.

Forest Products – Emphasis on more profitable shipments continued to produce strong revenue and revenue-per-unit improvements across all markets. Building products shipments slowed due to the decline in residential housing starts.

Agricultural Products – Solid increases in feed grain, soybean and export shipments contributed to rising volumes while the increased demand for ethanol shipments also positively impacted revenue.

Metals – Volume increased on continued demand for pipe used in drilling and pipelines and other metals for commercial construction. Revenue and revenue per unit increased due to a continued favorable pricing environment.

Phosphates and Fertilizers – The recent closure of domestic phosphate plants and the increase in offshore phosphate production reduced the need for U.S. production and exports. This volume loss was offset by price gains in other fertilizer markets.

Food and Consumer – Market softness in building products and perishables along with volume loss in appliances were partially offset by volume growth in alcoholic beverages, rice and beans.

Coal

Coal, coke and iron ore revenues and volumes increased across all markets. Coal was up due to utilities targeting higher inventory levels going into the fall. Coke and iron ore, used in the production of steel, were up due to strengths in the metals market.

Automotive

Automotive volume declined as a result of reduced light vehicle production in North America. The rise in gas prices contributed to the decline of truck and sport utility vehicle sales. However, gains in revenue per unit were driven by strong pricing activity that partially offset the lower volume.

Intermodal

International – Gains in revenue and revenue per unit were driven by a favorable pricing environment. Also, imports from Asia contributed to strong revenue.

Domestic – Several factors combined to increase domestic volume including improved operations and new domestic train service.

CSX Corporation

EXPENSE

Surface Transportation expenses increased $165 million from last year’s third quarter. Significant variances are described below.

Labor and Fringe expenses increased $11 million due to wage and benefit inflation as well as increased staffing partially offset by lower incentive compensation.

Materials, Supplies and Other expenses increased $23 million primarily due to raw materials inflation, rising insurance costs and increased business activity. This increase was partially offset by productivity gains from improved operations, such as better usage of locomotives.

Depreciation expense increased $9 million due to a larger asset base related to higher capital spending.

Fuel expense increased $112 million driven by $76 million in reduced hedge benefit from the expiration of the fuel hedge program with most of the remainder due to higher fuel prices.

Building and Equipment Rent expenses increased $6 million which was in line with business activity, as well as a prior year favorable item not repeated this quarter.

Inland Transportation expenses increased $9 million primarily due to traffic mix and higher Intermodal volumes. Inland transportation is purchased transportation services from outside parties which include amounts paid to other railroads and highway movements to and from railway facilities, referred to as drayage. These expenses fluctuate with the number of units transported and the length of those shipments.

Conrail Rents, Fees and Services increased $10 million due to prior year federal income tax audit benefits that were not repeated in 2006. This expense item includes CSX’s 42% share of Conrail’s after-tax income and charges paid to Conrail for the use of shared asset areas which Conrail operates for the joint benefit of CSX and Norfolk Southern.

Gain on Insurance Recoveries of $15 million represented cash received for lost profits and higher replacement value of property compared to the value of the property that was damaged, after consideration of the company’s insurance deductible.

Other Operating Income improved $8 million primarily due to lower wind down costs associated with the former marine service segment and other costs that were higher in last year’s quarter. This segment included gain amortization on the company’s conveyance of its former CSX Lines subsidiary, remaining net sublease income, and other related expenses.

CSX Corporation

RAIL OPERATING STATISTICS (Estimated)

		Third Quarter			Nine Months
		2006	2005	% Change	2006	2005	% Change

Coal	Domestic:
(Millions of Tons)	Utility	40.0	37.0	8%	119.8	111.7	7%
	Other	5.3	5.3	-	15.3	16.1	(5)

	Total Domestic	45.3	42.3	7	135.1	127.8	6
	Export	3.1	2.8	11	9.5	10.0	(5)

	Total	48.4	45.1	7	144.6	137.8	5

Revenue Ton-Miles	Merchandise	34.4	33.5	3	105.0	102.7	2
(Billions)	Automotive	1.8	2.0	(10)	6.2	6.3	(2)
	Coal	21.5	20.1	7	63.9	61.2	4
	Intermodal	5.4	5.1	6	15.8	15.3	3

	Total	63.1	60.7	4	190.9	185.5	3

Gross Ton-Miles	Total Gross Ton-Miles
(Billions)	(Excludes locomotive gross ton-miles)	116.6	113.7	3	354.5	347.4	2

Service Measurements	Personal Injury Frequency Index (Per 200,000 Man Hours)	1.37	1.91	28	1.35	1.83	26
	FRA Train Accidents Frequency (Per Million Train Miles)	3.14	4.45	29	3.32	4.51	26

	On -Time Originations	76.5%	51.1%	50	75.8%	49.6%	53
	On -Time Arrivals	63.4%	43.1%	47	61.7%	39.0%	58

	Average System Dwell Time (Hours) (a)	25.5	29.0	12	25.9	29.8	13
	Average Total Cars- On-Line	225,270	232,324	3	224,310	234,111	4

	Average Velocity, All Trains (Miles Per Hour)	19.8	19.7	1	19.8	19.4	2

	Average Recrews (Per Day)	54	63	14	58	65	11%

Resources	Route Miles	21,207	21,687	(2)
	Locomotives (Owned and long-term leased)	3,843	3,759	2
	Freight Cars (Owned and long-term leased)	101,662	103,308	(2)%

(a) Beginning October 2005, the Association of American Railroads adopted a new dwell calculation in an effort to standardize reporting across U.S. railroads. Beginning in 2007 and going forward, CSXT will adopt this new method. If CSXT had used this new method in the third quarter and first nine months of 2006, average system dwell time would have been 25.0 and 25.4 hours for those periods, respectively.

SURFACE TRANSPORTATION FUEL STATISTICS

	Third Quarter		Nine Months
	2006	2005	2006	2005
Diesel No. 2:
Estimated Fuel Consumption (Millions of Gallons)	143.6	140.7	448.1	445.8
Price Per Gallon (Dollars)	$2.0891	$1.3354	$1.8768	$1.2183
Impact of Year-to-Year Price Variance on Operating Expense (Dollars in Millions)	$(108)		$(295)

CSX Corporation

OTHER INCOME (EXPENSE) (Unaudited)

	Quarters Ended			Nine Months Ended

	Sept. 29, 2006	Sept. 30, 2005	$ Change	Sept. 29, 2006	Sept. 30, 2005	$ Change

Interest Income	$10	$7	$3	$29	$30	$(1)
Income from Real Estate and Resort Operations (a)	13	10	3	6	26	(20)
Minority Interest Expense	(5)	(4)	(1)	(16)	(14)	(2)
Miscellaneous (b)	7	(2)	9	14	(3)	17

Total	$25	$11	$14	$33	$39	$(6)

(a) Income from Real Estate and Resort Operations includes the results of operations from CSX Hotels, Inc., a resort doing business as The Greenbrier, located in White Sulphur Springs, West Virginia, as well as the results of the company’s real estate sales, leasing, acquisition, and management and development activities.

(b) Miscellaneous income increased for the third quarter of 2006 primarily due to improved operating performance from several other CSX owned or partially owned companies. The primary driver was an energy company that offers a total logistics solution for its customers.

EMPLOYEE COUNTS (Estimated)

	August 2006	August 2005	Change

Surface Transportation
Rail	33,148	32,347	801
Intermodal	1,006	1,082	(76)
Technology and Corporate	574	562	12

Total Surface Transportation	34,728	33,991	737

Other	1,712	1,724	(12)

Total	36,440	35,715	725